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                                                                     EXHIBIT 11


                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


                                                                             YEARS ENDED DECEMBER 31
                                               ----------------------------------------------------------------------------
                                                   1998            1997            1996            1995         1994(1)
                                               ------------    ------------    ------------    ------------    ------------
Net Income                                     $        450    $      1,097    $        863    $        575    $        422

Average number of Class A and Class B
common shares (excluding Treasury
Stock)--Basic..............................     628,201,356     628,199,268     628,199,268     628,199,268     628,199,268

Shares assumed to be issued due
to stock options...........................       8,526,061       8,541,632       8,541,632       8,541,632       8,541,632
                                               ------------    ------------    ------------    ------------    ------------

Adjusted average number of Class A
and Class B common shares and share
equivalents-Diluted........................     636,727,417     636,740,900     636,740,900     636,740,900     636,740,900

Earnings per share:
    - Diluted..............................    $        .71    $       1.72    $       1.36    $        .90    $        .66

    - Basic................................    $        .72    $       1.75    $       1.37    $        .92    $        .67
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(1)   Unaudited